Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

August 25, 2009

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The 4 percent increase in revenue over the third quarter is a result of increased sales of our procedure kits to our direct and third-party mobile customers, as well as an increase in the Urologix mobile service ASPs and number of treatments performed.

•	The year-over-year revenue decline is a result of reduced orders for procedure kits as well as a decrease in the number of procedures performed by our Urologix mobile service.

•	Our days sales outstanding at the end of the fourth quarter was 39 days, an improvement when compared to 42 days at the end of the third quarter of fiscal 2009 and 44 days at June 30, 2008.

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The increase in production [in the 4th quarter of 2009 as compared to the 3rd quarter of 2009] is a result of an increase in the number of shipments, as finished goods inventory decreased quarter over quarter.

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The decrease in operating expense [in the 4th quarter of 2009] when compared to the third quarter is a result of a $71,000 decrease in research and development and a $214,000 decrease in general and administrative expenses, partially offset by a $148,000 increase in sales and marketing expenses as we continued to invest in our sales and marketing efforts.